EXHIBIT 5(b)

[LETTERHEAD OF LIONEL SAWYER & COLLINS]

February 18, 2004

MGM MIRAGE

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Re: Registration Statement on Form S-3 (File No. 333-33200)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3, filed by MGM MIRAGE, a Delaware corporation (the “Company”), and certain of its subsidiaries (the “Subsidiary Guarantors”), with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s earlier Registration Statement on Form S-3 (File No. 33-33200) (collectively, the “Registration Statement”). The Registration Statement, relates to the offering of (i) up to $2.75 billion of securities, of which $190 million remains unissued, and (ii) up to an additional $38 million of securities, consisting of (A) debt securities (the “Debt Securities”) and (B) guaranties of the Subsidiary Guarantors (the “Subsidiary Guarantees”). The Debt Securities and the Subsidiary Guarantees will be issued under a supplemental indenture to the indenture filed as an exhibit to the Registration Statement (collectively, the “Indenture”).

We have examined originals or copies of each of the documents listed below:

1. Certificate of Corporate Existence of the Company from the Nevada Secretary of State;

2. The Company’s Certificate of Incorporation certified by the Nevada Secretary of State;

3. Bylaws of the Company certified by an officer of the Company;

4. Resolutions of the boards of directors (or executive committee thereof) of the Company and the Subsidiary Guarantors certified by an officer of the Company or the Subsidiary Guarantors authorizing the issue of the Notes; and

5. The Registration Statement.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

MGM MIRAGE

February 18, 2004

We assume that (i) the execution, delivery and performance of the Notes are within the power of the Company, (ii) the Notes have been duly authorized, executed and delivered and (iii) the Notes do not violate or result in a breach of any term or provision of any agreement, judgment, decree or administrative order to which the Company is subject.

To the extent that the obligations of the Company under the Indenture or the obligations of the Subsidiary Guarantors under any Subsidiary Guarantees may be dependent upon such matters, we assume for purposes of this opinion that the trustee under the Indenture (the “Trustee”) will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee will be duly qualified to engage in the activities contemplated by the Indenture; that the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance generally, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the following, it is our opinion that subject to the foregoing and the other matters set forth herein, and subject to the due establishment of the terms, conditions and provisions of the Debt Securities and Subsidiary Guarantees and completion of any necessary corporate action, it is our opinion that the Debt Securities and the Subsidiary Guarantees, when duly executed, authenticated and delivered in accordance with the Indenture, will constitute valid, binding and enforceable obligations of the Company and the Subsidiary Guarantors, respectively subject to bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We express no opinion concerning any securities law or rule.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada or the effectiveness of any provision directly or indirectly requiring that any consent, modification, amendment or waiver be in writing.

We disclaim liability as an expert under the Securities laws of the United States or any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.

This opinion letter is intended solely for use in connection with the registration and offering of the Notes as described in the Registration Statement, and it may not be relied upon for any other purpose, or reproduced or filed publicly, without the written consent of this firm.

Very truly yours,

/s/    LIONEL SAWYER & COLLINS

LIONEL SAWYER & COLLINS